AGREEMENT

THIS AGREEMENT is made and entered into between Kimberly-Clark Corporation (Scott DIY Business), a Delaware corporation ("Principal") and the individual, firm or corporation described on Exhibit "A" ("Broker").

WITNESSETH

WHEREAS, Broker is engaged in the business of representing manufacturers of a wide variety or products; and

WHEREAS, Principal is engaged in the marketing and distribution of products intended for the "Do-It-Yourself" market; and

WHEREAS, Principal is desirous of securing adequate sales representation for sale of its products within a described territory and Broker is desirous of providing such representation.

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. APPOINTMENT/TERRITORY/ACCOUNTS

A. Principal hereby appoints, and Broker hereby accepts appointment, as nonexclusive representative for the sale of products defined in Exhibit A (the "Products") in the geographic territory defined in Exhibit A (the "Territory").

B. Broker shall represent Products only to those customers who will resell such Products to the retail market or to distributors who service such retail customers. Principal reserves the right to make the final determination whether a particular customer resells to the retail market, and, if necessary, to exclude such account from the list of customers serviced by Broker.

C. Upon fifteen (15) days written notice to Broker, Principal may exclude form this Agreement any customers or portion of the Territory which Principal elects to treat as a "house account" or to be services by another Broker. In the event that any customer is excluded, Principal shall pay Broker any commissions on order generated by Broker prior to the effective date of the exclusion, even if such orders are for shipment after such period.

D. Principal also reserves the right to make sales, shipments and deliveries in any quantities of the Product to customers located within the Territory against orders taken from buying offices of customers located outside the Territory, whether such orders were taken by employees of Principal or by agents, brokers, or other duly appointed as sales representatives for the areas of the country other than the Territory.

2. OBLIGATIONS OF BROKER

A. Best interest of Principal. Broker, its employees and agents shall always act in the best interest of the Principal. In performing the services hereunder, Broker shall act in a professional manner and not engage in any negative, detrimental, or embarassing behavior.

B. Best Efforts. Broker shall use its best efforts and shall commit such time and resources as are necessary to increase sales of the Products to customers in the Territory. Broker agrees that its efforts include, but are not limited to, the following activities:

(i) Regularly scheduled visits by Broker's personnel to established customers for purposes of soliciting orders for Products, representation of new Products, promotion, routine servicing of defective Product claims, inspection and reporting to Principal on all field complaints, and other such activity as is necessary to provide complete service to Principal's customers, whether or not such customers place orders in the Territory or elsewhere.

(ii) Organizing and conducting periodic sales meetings with the personnel of customers for the purpose of Products and sales training. The extent of these sales meetings is to be mutually determined by Principal and Broker;

(iii) Analysis of market, and solicitation and development of new customers;

(iv) Attendance at those conventions, buying shows and other selling activity on behalf of Principal which are approved in advanced by Principal.

(v) Attendance at all trade show meetings and training seminars as requested by Principal.

C. Securing Orders.

(i) Broker's sole authority under this Agreement shall be to solicit and forward to Principal orders for the sale, shipment and delivery of Products to customers in the Territory at such prices and other terms and conditions of sales as Principal may specify in writing. Pricing or other sales policies may be changed at any time by Principal without prior notice.

(ii) All orders procured hereunder shall be subject to specific acceptance by Principal; Broker has no authority to obligate or otherwise commit Principal to the sale of delivery of Products without Principal's written authorization or direction.

(iii) Principal reserves the right in its sole discretion to reject any order, or part thereof, with or without cause; to discontinue sale of any of its Products; to allocate the supply of any of its Products; and to change the Products which Broker is authorized to sell or to perform sales and merchandising services under the terms of this Agreement.

(iv) Title to all Products for which Broker obtains orders hereunder shall remain in Principal until title transfers directly to customers from whom Broker has solicited orders. At no time shall Broker be deemed to be a purchaser or to have any interest whatsoever in or to any Products.

(v) Broker shall have no authority to establish a price for any Product or authorize a deviation in the price of any Product without the Principal's prior written permission.

D. Expenses. Unless otherwise set forth in Exhibit A, Broker agrees to pay all expenses incurred in the solicitation and forwarding of all orders, the maintenance of books and records, and all of Broker's other activities under this Agreement.

E. Commission Sharing. Broker agrees not to pay or grant any part of the compensation received from Principal hereunder to any customer or to any agent, representative or other intermediary who is acting on behalf of or is subject to the direct or indirect control of any such customer.

F. Records. Broker shall maintain accounts, books, and records giving complete information covering all transactions in connection with the Products and such accounts, books and records shall be open at any and all times during regular business hours for inspection by any duly authorized representative of Principal. Broker shall also furnish any other information relating to sales hereunder which is reasonably requested, including all correspondence with customers or prospective customers.

G. Competitive Products. Broker agrees that it will not become directly or indirectly involved in the sale of any product which directly competes with or which would otherwise conflict with the Products, without the prior written permission of Principal.

H. Competitive Situation. Broker agrees that it shall promptly transmit to Principal any information obtained form customers concerning the competitive marketplace and the existence of competitive sales and promotional programs offered in the Territory. All such information must be lawfully received by Broker and the source and date of its acquisition shall be indicated in its transmittal to Principal.

I. Compliance With Laws. In performing the required services hereunder, Broker shall always comply with all applicable laws.

J. Trademarks. Broker shall not use, directly or indirectly, in whole or in part, any trademark or name that is now or may hereafter be owned by Principal, except in the manner and to the extent that Principal may specifically consent in writing.

3. COMMISSION

A. Commission Rate. In consideration of the services to be rendered by Broker, Principal agrees to pay Broker the commission rate set forth in Exhibit A on the net sales price on orders from the Territory and from the customers designated by Principal which are forwarded by Broker and accepted by Principal. "Net sales price" means the invoiced price, less any cash, trade, promotional and/or quantity allowance, credits, return, damage or other allowances authorized by Principal.

B. Credit on Uncollected Invoices. In the event that Principal is unable to collect any monies due on a specific invoice from sales upon which commission have been paid, Principal reserves the right to deduct the commission arising from such sales from the Brokers current commission check.

C. No Commission on Advertising Material. No commission will be paid to Broker on advertising material sold by Principal. Principal may sell advertising material at cost for the purpose of promoting additional sales of its Products.

D. Payment of Commissions. All commissions payable hereunder shall be paid within thirty (30) days after Principal receives payment from the customer purchasing the Product.

4. TERMINATION

This Agreement may be terminated:

A. By either party for any reason upon thirty (30) days written notice to the other.

B. By Principal upon written notice to Broker in the event that Broker shall be or become insolvent, or in the event of a material breach by Broker of any of the terms, provisions, or conditions contained in this Agreement.

Upon termination of this Agreement, Broker shall account for and surrender to Principal all monies, records, samples, books, price lists, customer lists and other property or things of value belonging to the Principal and in Broker's possession or under its custody or control or which may be due from Broker to Principal. Until Broker has fully complied with the terms of this section, Principal shall not be required to make final settlement with Broker.

Broker will be paid a commission on all orders generated by Broker which were accepted by Principal prior to the termination date, even though such orders may be shipped after the termination date.

5. INDEMNIFICATION

Each party shall indemnify, defend, and hold the other party harmless for any and all claims, losses or liabilities (including reasonable attorneys' fees) which are caused by or due to the negligent act or omission of the indemnifying party or any breach of the terms of this agreement by the indemnifying party, provided the indemnified party gives prompt notice to the indemnifying part of any such claim, loss or liability, cooperates with the indemnifying party in the investigation and defense thereof and permits the indemnifying party to select counsel and defend or settle any such claim.

This provision shall survive the termination of this agreement.

6. CONFIDENTIALITY

In the course of performing it responsibilities under this Agreement, Broker may become aware of confidential information ("Confidential Information") relating to Principal's business, including but not limited to, sales and marketing plans, business operations and strategies, and customer records. Broker agrees that it shall not disclose or divulge any such Confidential Information without the prior written consent of Principal.

7. TIME OF ESSENCE

Time is of the essence of this Agreement and each and every term and provision hereof.

8. NOTICES

Any notices required to be given pursuant to this agreement shall be given in writing by personal delivery or by registered mail.

9. INDEPENDENT CONTRACTOR

Broker shall conducts business and operations as an independent contractor. Neither the Broker nor any individual whose wages or remuneration for employment are paid directly or indirectly by Broker shall be deemed, expressly or by implication, to be a servant or employee of Principal for any purpose whatsoever. Neither Broker nor its employees or agent shall be authorized to accept any service of process for Principal and Broker warrants that it shall not misrepresent the status of the relationship between Broker and Principal.

10. NO ASSIGNMENT

Representative shall not assign or transfer any right, obligation or interest under this Agreement, including commissions, to any person, firm, or corporation. Any purported assignment or transfer in violation of this Agreement shall be void and constitutes a breach of this Agreement.

11. WAIVER OF BREACH

No waiver of breach of any of the provisions of this Agreement shall be construed to be a waiver of any succeeding breach of the same or any other provision.

12. VALIDITY

Wherever possible each provision of this Agreement shall be interpreted in such manner as to be valid under applicable law. But if any provision of this Agreement shall be invalid or prohibited hereunder, such provision shall be ineffective to the extent of such prohibition or invalidation, but shall not invalidate the remainder of such provision or the remaining provisions of this Agreement.

13. APPLICATION OF LAWS

This Agreement shall be construed and interpreted under the laws of the State of Wisconsin.

14. ENTIRE AGREEMENT

This agreement and Exhibit A constitute the entire agreement between the parties related to the subject matter hereof, and cancel and supersede all prior or contemporaneous agreements, whether oral or written, relating to the subject matter of this Agreement. No amendment or change in this Agreement shall be valid unless made in writing and signed by both parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective authorized representative on the day first below written.

/s/ signed KIMBERLY-CLARK CORPORATION

By: /s/ signed By: /s/ signed

Title: /s/ signed Title: /s/ signed

EXHIBIT A

to

Broker's Agreement Dated January 27, 1997

BROKER: Grant Brothers

BROKER'S ADDRESS: 140 Wendell Avenue, Unit #1
North York, Ontario
Canada M9N 3R2

TERMS: This Agreement shall be effective on the 1st day of February, 1997.

PRODUCT: The product line approved for sale includes the products listed on the current Automotive Products Price schedule and Paint Products Price schedule and certain seasonal items that may be announced by Principal form time to time. Principal reserves the right to add or to delete items from its list of Products, without notice to Broker.

TERRITORY: Grant Brothers is authorized to sell the products referenced above in Canada excluding Price Costco, The Price Club and Costco Wholesale.

COMMISSION: 5%